RED MOUNTAIN RESOURCES, INC. 8-K/A

EXHIBIT 99.1

Red MOUNTAIN RESOURCES, INC.

Unaudited Pro Forma CoNDENSED FINANCIAL INFORMATION

On April 21, 2015, RMR Operating, LLC, Black Rock Capital, Inc., RMR KS Holdings, LLC and Cross Border Resources, Inc., (together the “Operating Subsidiaries”), entered into a purchase and sale agreement (the “PSA”) with Black Shale Minerals, LLC (“Buyer”). Pursuant to the PSA, Red Mountain Resources, Inc. (“Red Mountain”) through the Operating Subsidiaries, sold, assigned, transferred and conveyed to Buyer, effective as of April 1, 2015, fifty percent (50%) of its right, title, and interest in and to certain oil and natural gas assets and properties (the “Assets”), including its oil and natural gas leasehold interests, wells, contracts, and oil and natural gas produced after April 1, 2015 (the “Sale”). The aggregate purchase price for the Assets under the PSA was $25.0 million, subject to certain adjustments, including post-closing adjustments for any title or environmental benefits or title or environmental defects resulting from Buyer’s title and environmental reviews. The following unaudited pro forma condensed statement of operations reflects the historical results of Red Mountain as adjusted on a pro forma basis to give effect to the Sale of Assets for a purchase price of $25.0 million.

The following unaudited pro forma condensed statement of operations and explanatory notes present how the statement of operations of Red Mountain may have appeared had the Sale of the Assets occurred as of July 1, 2014.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed statement of operations (the “pro forma adjustments”) are described in the accompanying notes to the unaudited pro forma condensed statement of operations. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The pro forma adjustments are directly attributable to the transaction and are expected to have a continuing impact on the results of operations of Red Mountain. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

These unaudited pro forma condensed financial statements are provided for illustrative purposes only and are not necessarily indicative of the results that actually would have occurred had the transactions been in effect on the dates or for the periods indicated, or of results that may occur in the future. The pro forma condensed statement of operations should be read in conjunction with the historical financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in Red Mountain’s Annual Report on Form 10-K for the year ended June 30, 2015.

RED MOUNTAIN RESOURCES, INC.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2015

(in thousands except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma

Revenue:
Oil and natural gas sales	$12,738	$(5,605)	(A)	$7,134

Operating Expenses:
Exploration expense	1,569	—		1,569
Production taxes	1,011	(452)	(A)	559
Operating costs	3,529	(1,613)	(A)	1,916
Natural gas transportation and marketing expenses	195	(89)	(A)	107
Depreciation, depletion, amortization and impairment	36,538	—		36,538
Accretion of discount on asset retirement obligation	131	(50)	(B)	81
General and administrative expense	6,935	—		6,935
Total operating expense	49,908	(2,204)		47,705
Loss from Operations	(37,170)	(3,401)		(40,571)

Other Income (Expense):
Gain on derivatives	574	—		574
Interest expense	(2,606)	462	(C)	(2,144)
Impairment of debentures	(3,787)	—		(3,787)
Loss on sale of assets	(85)	—		(85)
Total Other Income (Expense)	(5,904)	462		(5,442)
Loss Before Income Taxes	(43,074)	(2,939)		(46,013)
Income tax provision	44	—		44
Net Loss	(43,030)	(2,939)		(45,969)
Net loss attributable to noncontrolling interest	(2,860)	—		(2,860)
Net loss attributable to Red Mountain Resources, Inc.	$(40,170)	$(2,939)		$(43,109)

Basic and diluted loss per common share	$(2.70)			$(2.90)
Basic and diluted weighted average common shares outstanding	14,857			14,857

See accompanying notes to unaudited pro forma condensed statement of operations.

RED MOUNTAIN RESOURCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

STATEMENT OF OPERATIONS

JUNE 30, 2015

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The accompanying unaudited pro forma condensed statement of operations and explanatory notes present how the statement of operations of Red Mountain Resources, Inc. (“Red Mountain”) may have appeared had the sale of fifty percent (50%) of its right, title, and interest in and to certain oil and natural gas assets and properties (the “Assets”), including its oil and natural gas leasehold interests, wells, contracts, and oil and natural gas produced after April 1, 2015 (the “Sale”), occurred as of July 1, 2014. The transaction for which these pro forma financial statements are presented is explained in more detail in the introductory paragraph to the accompanying pro forma financial information.

Following are descriptions of certain columns included in the accompanying unaudited pro forma condensed financial statements:

•	Historical—Represents the historical condensed statement of operations of Red Mountain for the year ended June 30, 2015.

•	Pro Forma Adjustments—Represents the adjustments to the historical condensed statement of operations necessary to arrive at the pro forma results of operations of Red Mountain for the year ended June 30, 2015, as if the Sale of the Assets occurred as of July 1, 2014.

The pro forma adjustments represent management’s estimates based on information available as of the time this document was prepared and are subject to revision as additional information becomes available and additional analyses are performed. The pro forma condensed statement of operations does not reflect the impact of possible revenue or earnings effects or cost savings from operating or administrative changes. Also, the pro forma condensed statement of operations does not reflect possible adjustments related to restructuring activities that have yet to be determined or transaction or other costs following the Sale that are not expected to have a continuing impact.

NOTE 2. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

A.	To eliminate revenues, operating expenses, production taxes and natural gas transportation and marketing expenses associated with the Assets.

B.	To eliminate accretion expense attributable to asset retirement obligations associated with the Assets.

C.	To adjust interest expense to give effect to the repayment of the credit facility.